                           SCHEDULE 14C INFORMATION

            INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

[X] Definitive Information Statement

                                 Forum Funds
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               (Name of Registrant as Specified In Its Charter)

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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its
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    (1) Amount Previously Paid:

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

                           ABSOLUTE STRATEGIES FUND

                              Two Portland Square
                             Portland, Maine 04101

                             INFORMATION STATEMENT

This document is an Information Statement for the shareholders of Absolute Strategies Fund (the "Fund"), a series of Forum Funds, a registered open-end management investment company. Absolute Investment Advisers LLC (the "Adviser") serves as investment adviser to the Fund and is located at 350 Lincoln Street, Suite 216, Hingham, MA 02043. The principal underwriter of the Fund is Foreside Fund Services, LLC, whose principal office is at Two Portland Square, 1st Floor, Portland, Maine 04101. Citigroup Fund Services, LLC is the Fund's administrator and is located at Two Portland Square, 4th Floor, Portland, Maine 04101.

The Adviser currently allocates the assets of the Fund between twelve investment subadvisers, as further described in the Fund's prospectus. The purpose of this Information Statement is to provide you with information regarding:

     (1) the acquisition, and subsequent change in control, of a current subadviser of the Fund, Contravisory Research & Management Corp. ("Contravisory");
     (2) the acquisition, and subsequent change in control, of a current subadviser of the Fund, Metropolitan West Asset Management LLC. ("MWAM");
     (3) the appointment of Mohican Financial Management, LLC ("Mohican") as a new subadviser to the Fund; and
     (4) the appointment of Kovitz Investment Group, LLC ("Kovitz") as a new subadviser to the Fund.

For each transaction, this Information Statement discusses the subadvisers, the new investment subadvisory agreements and the Board's decisions to approve the appointment of each of Contravisory, MWAM, Mohican and Kovitz as investment subadvisers to the Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The Adviser is permitted to enter into new or modified subadvisory agreements with existing or new investment subadvisers without approval of Fund shareholders based on an order by the Securities and Exchange Commission and shareholder approval to rely on that order.

This Information Statement was mailed on or about June 19, 2007 to the Fund's shareholders of record as of March 30, 2007 ("Record Date"). The Fund will bear the expenses incurred in connection with preparing and delivering this Information Statement. YOU MAY OBTAIN A COPY OF THE FUND'S MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO THE FUND
AT: ABSOLUTE STRATEGIES FUND, P.O. BOX 446, PORTLAND, MAINE 04112, BY CALLING 1-888-992-2765 OR BY VISITING WWW.ABSOLUTEADVISERS.COM.

As of the Record Date, there were issued and outstanding 23,247,699 shares of the Fund. For a list of shareholders who owned of record or beneficially more than 5% of the shares of the Fund as of the Record Date, see Appendix A. To the knowledge of the Fund, the Fund's officers and the Trustees, as a group, owned less than 1% of the outstanding shares of the Fund, and of the Forum Funds as a whole, as of the Record Date.

                                I. CONTRAVISORY

A. CHANGE OF CONTROL

Contravisory served as an investment subadviser to the Fund pursuant to an investment subadvisory agreement between Contravisory and the Adviser, on behalf of the Fund, dated May 5, 2005 (the "Prior Contravisory Agreement"). On September 1, 2006, it was announced that Contravisory had entered into an agreement whereby Contravisory transferred certain ownership interests in Contravisory from George Noonan, Jr., the company's founder, to Phillip Noonan and William Noonan. Phillip Noonan and William Noonan are the founder's sons and are executive officers of the company. The transaction involved the 50% of the company's ownership not previously owned by Phillip and William Noonan. George Noonan will remain with the company as the Chairman. Contravisory has represented that there is no change in Contravisory's day-to-day management, investment philosophy and process, and client service structure.

To the extent that the change of control of Contravisory on September 1, 2006 may be deemed to be an "assignment" (as defined under the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act")) of the Prior Contravisory Agreement, the Prior Contravisory Agreement would have terminated in accordance with the 1940 Act. Therefore, the Board considered and approved the continued appointment of Contravisory as investment subadviser to the Fund pursuant to a new investment subadvisory agreement with Contravisory (the "New Contravisory Agreement").

B. INFORMATION ABOUT CONTRAVISORY

Contravisory commenced operations in 1972, and provides investment advisory services for individuals, trusts, profit-sharing plans and institutions. Contravisory does not serve as an investment adviser to any other mutual funds. The principal office for Contravisory is at 99 Derby St, Hingham, MA 02043. As of March 31, 2007, Contravisory had approximately $656 million in assets under management.

Listed below are the names and principal occupations of the directors and officers of Contravisory. The address for each person is 99 Derby St, Hingham, MA 02043.

NAME                                PRINCIPAL OCCUPATION
----                                --------------------
George E. Noonan, Jr.               Chairman and Director
William M. Noonan                   President, Chief Executive Officer and
                                    Director
Philip A. Noonan                    Chief Operating Officer, Chief Compliance
                                    Officer and Director

C. RE-APPOINTMENT OF CONTRAVISORY

At the December 15, 2006 Board meeting, the Board considered the Adviser's proposal to approve the New Contravisory Agreement. At the April 20, 2007 Board meeting, the Board considered the Adviser's proposal to approve the continuance of the New Contravisory Agreement. In determining whether to approve and continue, respectively, the New Contravisory Agreement, the Trustees considered, among other things, the following factors: (1) the nature and quality of the services provided by Contravisory; (2) the investment performance of the Fund and Contravisory; (3) Contravisory's cost for providing the services and the profitability of the advisory business to Contravisory;
(4) Contravisory's conclusion that the change in control will not result in any changes to the services provided by Contravisory; (5) economies of scale and other benefits to Contravisory and (6) the Adviser's recommendation to continue to retain Contravisory as an investment subadviser.

The Board considered the scope and quality of services to be provided by Contravisory under the New Contravisory Agreement. The Board considered the quality of the investment research capabilities of Contravisory and other resources dedicated to performing services for the Fund. The quality of administrative and other services also were considered as well as any lapses in performance or compliance matters.

The Board considered the professional experience and qualifications of the Fund's portfolio managers. The Board considered the Adviser's conclusion that Contravisory's change in control will not result in any changes to the services provided by Contravisory as well as the Adviser's recommendation to continue to retain Contravisory as an investment subadviser. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided to the Fund by Contravisory.

The Board considered that the Fund outperformed its Lipper Inc. peer group for the 3-, 6- and 9-month and 1-year periods. The Board noted that no significant changes to the investment strategies adopted by Contravisory are anticipated in the near future. The Board considered the Fund's objective to preserve capital as well how Contravisory's management style fits in the Fund's overall investment strategy. The Board concluded that the Fund benefited from Contravisory's management of the portion of the Fund entrusted to Contravisory.

The Board also considered Contravisory's compensation for providing investment advisory services to the Fund and analyzed comparative information on fees, expenses, and performance of similar mutual funds. The Board noted that while the contractual and net investment advisory fee rates of the Fund were higher than the mean and median advisory fee rates of its Lipper Inc. peer group, the total net expenses were consistent with the mean and median total expenses of its Lipper Inc. peer group. The Board recognized that it was difficult to compare expense ratios because of variations in the services provided by the advisers that are included in the fees paid by other funds.

The Board then considered information provided by Contravisory regarding their costs of services and profitability with respect to the Fund. The Board noted that Contravisory's compensation would be paid by the Adviser and, thus, was not a material factor in approving the sub-advisory agreement because the overall costs to the shareholder would remain unchanged.

The Board did not consider whether the Fund would benefit from any economies of scale, noting that the Adviser pays the subadvisory fee. Finally, Contravisory represented that it did not expect to receive any other benefits from its relationship with the Fund. Based on the foregoing, the Board concluded that economies of scale and other benefits to be received by Contravisory from its relationship with the Fund were not material factors to consider in approving the New Contravisory Agreement.

The Board has not been advised by Contravisory of any circumstances arising from its change in control that might result in the imposition of an "unfair burden" on the Fund. In addition, the requirement under Section 15(f) of the 1940 Act that 75% of the Board continue to consist of trustees independent from Contravisory for the next three years is consistent with the Board's current composition.

The Board noted that the terms of the Prior Contravisory Agreement and New Contravisory Agreement are substantially identical except for the effective date. The Board concluded that the approval of the New Contravisory Agreement subsequent to the acquisition would not result in: (1) an increase in the Fund's advisory fee or total expenses; or (2) a change in advisory services, portfolio management personnel or other service provider services.

After review of the above factors, the Board, including all Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Fund, the Adviser or Contravisory ("Independent Trustees"), (1) concluded that the fees paid to Contravisory under the New Agreement are fair and reasonable,
(2) determined that the Fund and its shareholders would benefit from Contravisory's continued management of a portion of the Fund, and
(3) unanimously approved the continuation of Contravisory's service as investment subadviser to the Fund under the New Contravisory Agreement.

D. DESCRIPTION OF THE CONTRAVISORY AGREEMENT

The terms of the New Contravisory Agreement are substantially identical to the terms of the Prior Contravisory Agreement. Also, there is no change to the fee rates between the New Contravisory Agreement and the Prior Contravisory Agreement.

The New Contravisory Agreement will continue in effect for an initial term of two years. Thereafter, the New Contravisory Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund, and also, in either event, by a majority of the Independent Trustees.

Under the New Contravisory Agreement, Contravisory manages the Fund's assets allocated to it by the Adviser. Subject to the control and supervision of the Board and the Adviser, Contravisory has discretion pursuant to the New Contravisory Agreement to purchase and sell securities for its allocated portion of Fund assets in accordance with the Fund's objectives, policies and restrictions. Although Contravisory is subject to general supervision of the Board and the Adviser, these parties do not evaluate the investment merits of specific securities transactions.

The Adviser, not the Fund, pays the fee due to Contravisory as compensation for its services. Under the New Contravisory Agreement, the Adviser pays Contravisory an annualized advisory fee equal to 0.75% on the first $10 million of the Fund's assets that the Adviser allocates to Contravisory and 0.60% on that portion of the Fund's assets that the Adviser allocates to Contravisory over $10 million. The fees paid by the Fund or the Adviser did not change as a result of the change in control. For the year ended March 31, 2007, Contravisory received $27,083 in subadvisory fees with respect to the Fund.

The New Contravisory Agreement does not protect Contravisory against any liability to the Adviser or Forum Funds to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the New Contravisory Agreement. The New Contravisory Agreement will automatically terminate upon its assignment or upon termination of the Fund's investment advisory agreement with the Adviser, and may be terminated without penalty at any time by the Adviser upon sixty days' written notice, by the Board or by vote of a majority of the outstanding voting securities of the Fund. Contravisory may also terminate the New Contravisory Agreement without penalty upon sixty days' written notice to Forum Funds.

The Board last renewed the New Contravisory Agreement in December 2006. Shareholders last approved the Prior Contravisory Agreement on June 30, 2005 in connection with Contravisory's original appointment as subadviser to the Fund.

                                   II. MWAM

A. ACQUISITION OF INTEREST

   Prior to January 18, 2007, MWAM served as an investment subadviser to the Fund pursuant to an investment subadvisory agreement between MWAM and the Adviser, on behalf of the Fund, dated May 5, 2005 (the "Prior MWAM Agreement"). In January 2007, it was announced that MWAM had entered into an agreement whereby MWAM agreed to repurchase the membership interest in MWAM held by Metropolitan West Financial, LLC (the "Seller"), which interest constituted 40% of the voting interest, and 35.49% of the economic interest, in MWAM. In connection with the transaction, the controlling owner of the Seller, Mr. Richard S. Hollander, agreed to resign from his position as a director of MWAM. Substantially all of the cash purchase price for that membership interest was financed by MWAM through a loan from a third-party financial institution. MWAM represented that the transaction did not contemplate any changes in the management (other than the resignation of Mr. Hollander) or operations of the investment advisory functions performed by MWAM with respect to the Fund, including any changes in the personnel engaged in the day-to-day investment management of a portion of the Fund. The transaction closed on February 21, 2007.

To the extent that the repurchase of the membership interest in MWAM may be deemed to be an "assignment" (as defined under the 1940 Act) of the Prior MWAM Agreement, the Prior MWAM Agreement would have terminated in accordance with the 1940 Act. Therefore, the Board considered and approved the continued appointment of MWAM as investment subadviser to the Fund pursuant to a new investment subadvisory agreement with MWAM (the "New MWAM Agreement").

B. INFORMATION ABOUT MWAM

MWAM serves as an investment adviser to the following funds with an investment style similar to the Fund.

                             ASSETS AS OF    FEE RATE TO MWAM (OF AVERAGE DAILY
FUND                       NOVEMBER 30, 2006      NET ASSETS OF THE FUND)
----                       ----------------- ----------------------------------
High Yield Bond Fund         $  7,241,881                   0.50%
Total Return Bond Fund       $212,752,484                   0.35%

MWAM has contractually agreed to waive its fee or reimburse expenses for both the High Yield Bond Fund and the Total Return Bond Fund in order to cap expenses at certain levels.

The principal office for MWAM following the acquisition is at 11766 Wilshire Blvd, Suite 1580, Los Angeles, CA 90025. As of March 31, 2007, MWAM had approximately $21 billion in assets under management.

Listed below are the names and principal occupations of the directors and officers of MWAM. The address for each person is 11766 Wilshire Blvd, Suite 1580, Los Angeles, CA 90025.

NAME                                     PRINCIPAL OCCUPATION
----                                     --------------------
Tad Rivelle                              Chief Investment Officer
Laird R. Landmann                        Portfolio Manager
Scott B. Dubchansky                      Chief Executive Officer
Stephen M. Kane                          Portfolio Manager
Joseph D. Hattesohl                      Chief Financial Officer
David B. Lippman                         Portfolio Manager
Anthony C. Scibelli                      Director of Marketing
Patrick A. Moore                         Director of Client Services
Keith T. Kirk                            Chief Compliance Officer
Bryan T. Whalen                          Managing Director
Mitchell A. Flack                        Managing Director

MWAM Holdings, Inc., located at 11766 Wilshire Blvd, Suite 1580, Los Angeles, CA 90025 owns more than 75% of MWAM.

C. RE-APPOINTMENT OF MWAM

At the January 26, 2007 Board meeting, the Board considered the Adviser's proposal to approve the New MWAM Agreement. At the April 20, 2007 Board meeting, the Board considered the Adviser's proposal to approve the continuance of the New MWAM Agreement. In determining whether to approve the New MWAM Agreement, the Trustees considered, among other things, the following factors:
(1) the nature and quality of the services provided by MWAM; (2) the investment performance of the Fund and MWAM; (3) MWAM's cost for providing the services and the profitability of the advisory business to MWAM; (4) MWAM's conclusion that the change in control will not result in any changes to the services provided by MWAM; (5) economies of scale and other benefits to MWAM and (6) the Adviser's recommendation to continue to retain MWAM as an investment subadviser.

The Board considered the scope and quality of services to be provided by MWAM under the New MWAM Agreement. The Board considered the quality of the investment research capabilities of MWAM and other resources dedicated to performing services for the Fund. The quality of administrative and other services also were considered as well as any lapses in performance or compliance matters.

The Board considered the professional experience and qualifications of the Fund's portfolio managers. The Board considered the Adviser's conclusion that MWAM's change in control will not result in any changes to the services provided by MWAM as well as the Adviser's recommendation to continue to retain MWAM as an investment subadviser. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided to the Fund by MWAM.

The Board considered that the Fund outperformed its Lipper Inc. peer group for the 3-, 6- and 9-month and 1-year periods. The Board noted that no significant changes to the investment strategies adopted by MWAM are anticipated in the near future. The Board considered the Fund's objective to preserve capital as well how MWAM's management style fits in the Fund's overall investment strategy. The Board concluded that the Fund benefited from MWAM's management of the portion of the Fund entrusted to MWAM.

The Board also considered MWAM's compensation for providing investment advisory services to the Fund and analyzed comparative information on fees, expenses, and performance of similar mutual funds. The Board noted that while the contractual and net investment advisory fee rates of the Fund were higher than the mean and median advisory fee rates of its Lipper Inc. peer group, the total net expenses were consistent with the mean and median total expenses of its Lipper Inc. peer group. The Board recognized that it was difficult to compare expense ratios because of variations in the services provided by the advisers that are included in the fees paid by other funds.

The Board then considered information provided by MWAM regarding their costs of services and profitability with respect to the Fund. The Board noted that MWAM's compensation would be paid by the Adviser and, thus, was not a material factor in approving the subadvisory agreement because the overall costs to the shareholder would remain unchanged.

The Board did not consider whether the Fund would benefit from any economies of scale, noting that the Adviser pays the subadvisory fee. Finally, MWAM represented that it did not expect to receive any other benefits from its relationship with the Fund. Based on the foregoing, the Board concluded that economies of scale and other benefits to be received by MWAM from its relationship with the Fund were not material factors to consider in approving the New MWAM Agreement.

The Board has not been advised by MWAM of any circumstances arising from its change in control that might result in the imposition of an "unfair burden" on the Fund. In addition, the requirement under Section 15(f) of the 1940 Act that 75% of the Board continue to consist of trustees independent from MWAM for the next three years is consistent with the Board's current composition.

The Board noted that the terms of the Prior MWAM Agreement and New MWAM Agreement are substantially identical except for the effective date. The Board concluded that the approval of the New MWAM Agreement subsequent to the acquisition would not result in: (1) an increase in the Fund's advisory fee or total expenses; or (2) a change in advisory services, portfolio management personnel or other service provider services.

After review of the above factors, the Board, including all Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Fund, the Adviser or MWAM ("Independent Trustees"), (1) concluded that the fees paid to MWAM under the New Agreement are fair and reasonable, (2) determined that the Fund and its shareholders would benefit from MWAM's continued management of a portion of the Fund, and (3) unanimously approved the continuation of MWAM's service as investment subadviser to the Fund under the New MWAM Agreement.

D. DESCRIPTION OF THE MWAM AGREEMENT

The terms of the New MWAM Agreement are substantially identical to the terms of the Prior MWAM Agreement. Also, there is no change to the fee rates between the New MWAM Agreement and the Prior MWAM Agreement.

The New MWAM Agreement will continue in effect for an initial term of two years. Thereafter, the New MWAM Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund, and also, in either event, by a majority of the Independent Trustees.

Under the New MWAM Agreement, MWAM manages the Fund's assets allocated to it by the Adviser. Subject to the control and supervision of the Board and the Adviser, MWAM has discretion pursuant to the New MWAM Agreement to purchase and sell securities for its allocated portion of Fund assets in accordance with the Fund's objectives, policies and restrictions. Although MWAM is subject to general supervision of the Board and the Adviser, these parties do not evaluate the investment merits of specific securities transactions.

The Adviser, not the Fund, pays the fee due to MWAM as compensation for its services. Under the New MWAM Agreement, the Adviser pays MWAM an annualized subadvisory fee for its Total Return strategy equal to: 0.35% on the first $25 million of that portion of the Fund's assets that the Adviser allocates to MWAM and 0.25% on that portion of the Fund's assets that the Adviser allocates to MWAM over $25 million. Under the New MWAM Agreement, the Adviser pays MWAM an annualized subadvisory fee for its High Yield strategy equal to: 0.55% on the first $100 million of that portion of the Fund's assets that the Adviser allocates to MWAM and 0.45% on that portion of the Fund's assets that the Adviser allocates to MWAM over $100 million. The fees paid by the

Fund or the Adviser did not change as a result of the change in control. For the year ended March 31, 2007, MWAM received $74,681.14 in subadvisory fees with respect to the Fund.

The New MWAM Agreement does not protect MWAM against any liability to the Adviser or Forum Funds to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the New MWAM Agreement. The New MWAM Agreement will automatically terminate upon its assignment or upon termination of the Fund's investment advisory agreement with the Adviser, and may be terminated without penalty at any time by the Adviser upon sixty days' written notice, by the Board or by vote of a majority of the outstanding voting securities of the Fund. MWAM may also terminate the New MWAM Agreement without penalty upon sixty days' written notice to Forum Funds.

The Board last renewed the New MWAM Agreement in January 2007. Shareholders last approved the Prior MWAM Agreement on June 30, 2005 in connection with MWAM's original appointment as subadviser to the Fund.

                                 III. MOHICAN

A. INFORMATION ABOUT MOHICAN

Effective January 19, 2007, the Fund added Mohican as a new subadviser to the Fund. Mohican was founded in November 2003 and provides investment advisory services for another pooled investment vehicle, Mohican VCA Fund, L.P. The Fund is the first mutual fund for which Mohican provides investment advisory services. The principal office for Mohican is at 21 Railroad Avenue, Suite 35, Cooperstown, New York 13326. As of March 31, 2007, Mohican had approximately $70 million in assets under management.

Listed below are the names and principal occupations of the director and officers of Mohican. The address for each person is 21 Railroad Avenue, Suite 35, Cooperstown, New York 13326.

NAME                                PRINCIPAL OCCUPATION
----                                --------------------
Eric C. Hage                        Managing Member, Chief Executive Officer
Daniel C. Hage                      Chief Operating Officer

B. APPOINTMENT OF MOHICAN

At the October 18, 2006 Board meeting, the Board considered the Adviser's proposal to approve the Investment Subadvisory Agreement between the Adviser and Mohican, on behalf of the Fund (the "Mohican Agreement"). At the April 20, 2007 Board meeting, the Board considered the Adviser's proposal to approve the continuance of the Mohican Agreement. In determining whether to approve the Mohican Agreement or approve the continuance of the Mohican Agreement, the Trustees considered, among other things, the following factors: (1) the nature and quality of the services provided by Mohican; (2) Mohican's financial stability, cost for providing the services and the profitability of the advisory business to Mohican; (3) Mohican's compensation for providing subadvisory services to the Fund; (4) economies of scale and other benefits to Mohican and (5) the Adviser's recommendation to retain Mohican as an investment subadviser. In their deliberations, the Board did not identify any particular information that was all-important or controlling, and the Board attributed different weights to the various factors. In particular, the Board focused on the factors discussed below.

At the October 18, 2006 Board meeting, the Board met with representatives of Mohican and discussed Mohican's personnel, operations and financial condition. Specifically, the Board discussed with Mohican the adequacy of its resources and quality of services provided by Mohican under the Mohican Agreement. For the April 20, 2007 Board meeting, the Board reviewed material provided by Mohican concerning Mohican's personnel, operations and financial condition. The Board concluded that it was satisfied with the nature, extent and quality of services provided to the Fund by Mohican.

The Board then reviewed Mohican's financial stability. The Board relied on a representation from Mohican that it maintains an efficient operation in an environment of low fixed costs. The Board also considered that Mohican would be one of twelve subadvisers managing allocated portions of Fund assets. Based on the foregoing, the Board concluded that Mohican was financially able to provide investment subadvisory services to the Fund.

The Board then considered information provided by Mohican regarding its costs of services and profitability with respect to the Fund. The Board considered Mohican's resources devoted to the Fund as well as an estimated profit and loss analysis for Mohican relative to its proposed services to the Fund. The Board concluded that the level of Mohican's estimated profits attributable to management of a portion of the assets of the Fund was not excessive in light of the proposed services to be provided by the subadviser on behalf of the Fund.

The Board also considered Mohican's compensation for providing subadvisory services to the Fund. The Board noted that Mohican's compensation would be paid by the Adviser and, thus, was not a material factor in approving the subadvisory agreement because the overall costs to the shareholder would remain unchanged.

Mohican also discussed its proposed approach to managing the Fund. The Board considered the Fund's objective to preserve capital as well how Mohican's management style fits in the Fund's overall investment strategy. The Board also considered the performance of Mohican VCA Fund, L.P., a hedge fund currently managed by Mohican, noting that the hedge fund returned 40.68% since its inception in 2002. The Board considered Mohican's 28 years of U.S. convertibles experience and its desire to stay small with a $300 million on assets under management.

The Board then considered whether the Fund would benefit from any economies of scale, noting that the investment subadvisory fee for the Fund does not contain breakpoints. The Board considered the size of the Fund, the number of subadvisers and their allocable portion of Fund assets and concluded that it would not be necessary to consider the implementation of fee breakpoints at this time.

The Board noted Mohican's representation that it does not expect to receive other benefits from its relationship with the Fund. Based on the foregoing, the Board concluded that other benefits received by Mohican from its relationship with the Funds were not a material factor to consider in approving the Mohican Agreement.

Prior to each approval, the Board reviewed a memorandum from Fund counsel discussing the legal standards applicable to its consideration of the Mohican Agreement. The Board also discussed the proposed approval of the Mohican Agreement. Based upon its review, the Board concluded that the overall arrangements between the Fund and the Adviser and the Adviser and Mohican, as provided in the Advisory and Mohican Agreements, were fair and reasonable in light of the services performed, expenses incurred and other such matters as the Board considered relevant in the exercise of its reasonable judgment.

C. DESCRIPTION OF THE MOHICAN AGREEMENT

The terms of the Mohican Agreement are substantially identical to the terms of the Fund's other subadvisory agreements. The Mohican Agreement will continue in effect for an initial term of two

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years. Thereafter, the Mohican Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund, and also, in either event, by a majority of the Independent Trustees.

Under the Mohican Agreement, Mohican manages the Fund's assets allocated to it by the Adviser. Subject to the control and supervision of the Board and the Adviser, Mohican has discretion pursuant to the Mohican Agreement to purchase and sell securities for its allocated portion of Fund assets in accordance with the Fund's objectives, policies and restrictions. Although Mohican is subject to general supervision of the Board and the Adviser, these parties do not evaluate the investment merits of specific securities transactions.

The Adviser, not the Fund, pays the fee due to Mohican as compensation for its services. Under the Mohican Agreement, the Adviser pays Mohican an annualized subadvisory fee equal to 1.00% of that portion of the Fund's assets that the Adviser allocates to Mohican.

The Mohican Agreement does not protect Mohican against any liability to the Adviser or Forum Funds to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the Mohican Agreement. The Mohican Agreement will automatically terminate upon its assignment or upon termination of the Fund's investment advisory agreement with the Adviser, and may be terminated without penalty at any time by the Adviser upon sixty days' written notice, by the Board or by vote of a majority of the outstanding voting securities of the Fund. Mohican may also terminate the Mohican Agreement without penalty upon sixty days' written notice to Forum Funds.

                                  IV. KOVITZ

A. INFORMATION ABOUT KOVITZ

Effective February 26, 2007, the Fund added Kovitz as a new subadviser to the Fund. Kovitz commenced operations in October 2003 and provides investment advisory services for corporations, individuals, pension and profit sharing plans and other pooled investment vehicles. The Fund is the first mutual fund for which Kovitz provides investment advisory services. The principal office for Kovitz is at 222 West Adams Street, Suite 2160, Chicago, IL 60606. As of March 31, 2007, Kovitz had approximately $1 billion in assets under management.

Listed below are the names and principal occupations of the directors and officers of Kovitz. The address for each person is 222 West Adams Street, Suite 2160, Chicago, IL 60606.

NAME                             PRINCIPAL OCCUPATION
----                             --------------------
Mitchell A. Kovitz               Chief Executive Officer
Jonathan A. Shapiro              Chief Financial Officer
Marc S. Brenner                  President, Chief Legal Officer, Chief
                                   Compliance Officer
Bruce A. Weininger               Vice President
Harold (Skip) Gianopulos, Jr.    Managing Director
Edward W. Edens                  Director
Richard P. Salerno               Director

B. APPOINTMENT OF KOVITZ

At the January 26, 2007 Board meeting, the Board considered the Adviser's proposal to approve the Investment Subadvisory Agreement between the Adviser and Kovitz, on behalf of the Fund (the "Kovitz Agreement"). At the April 20, 2007 Board meeting, the Board considered the Adviser's proposal to approve the continuance of the Kovitz Agreement. In determining whether to approve the Kovitz Agreement, the Trustees considered, among other things, the following factors: (1) the nature and quality of the services provided by Kovitz; (2) Kovitz's financial stability, cost for providing the services and the profitability of the advisory business to Kovitz; (3) Kovitz's compensation for providing subadvisory services to the Fund; (4) economies of scale and other benefits to Kovitz and (5) the Adviser's recommendation to retain Kovitz as an investment subadviser. In their deliberations, the Board did not identify any particular information that was all-important or controlling, and the Board attributed different weights to the various factors. In particular, the Board focused on the factors discussed below.

At the January 26, 2007 Board meeting, the Board met with representatives of Kovitz and discussed Kovitz's personnel, operations and financial condition. Specifically, the Board discussed with Kovitz the adequacy of its resources. The Board also considered the quality of its personnel assigned responsibility for servicing the Fund. For the April 20, 2007 Board meeting, the Board reviewed material provided by Kovitz concerning its personnel, operations and financial condition. The Board concluded that it was satisfied with the nature, extent and quality of services provided to the Fund by Kovitz.

The Board then reviewed Kovitz's financial stability. Kovitz noted that, as a private firm, financial data was not disclosed, however Kovitz did make certain representations in evidence of its financial stability. Based on the foregoing, the Board concluded that Kovitz was financially able to provide investment advisory services to the Fund.

The Board then considered information provided by Kovitz regarding its costs of service and profitability with respect to its proposed services to the Fund. The Board concluded that Kovitz's profitability was not a material factor in determining whether or not to approve the Kovitz Agreement because the Fund's Adviser, not the Fund, was responsible for paying the subadvisory fees due to Kovitz under the Kovitz Agreement.

The Board reviewed the historical performance of a hedged equity fund managed by Kovitz in the same style to be employed by the Fund and noted that the referenced fund outperformed its comparative indices during 2004 and 2005, further noting that the referenced fund outperformed one index while lagging behind the other index for the period January 1, 2006 through November 30, 2006. The Board considered that the referenced fund was not subject to the same types of expenses to which the Fund is subject nor to the diversification requirements, specific tax restrictions and investment limitations imposed on the Fund. The Board considered the Fund's objective to preserve capital as well how Kovitz's management style fits in the Fund's overall investment strategy.

The Board reviewed Kovitz's compensation for providing subadvisory services to the Fund and determined that the compensation was not a material factor in determining whether or not to approve the Subadvisory Agreement because the Fund's Adviser, not the Fund, was responsible for paying the sub-advisory fees due to Kovitz under the Subadvisory Agreement.

The Board then considered whether the Fund would benefit from any economies of scale and noted that Kovitz has historically not offered breakpoints nor managed hedge fund investments in the absence of an incentive fee. The Board determined that because the Adviser not the Fund pays the subadvisory fee and thus shareholders would not benefit from any economies of scale available through breakpoints in the subadvisory fee.

The Board considered that Kovitz does not benefit from soft dollar arrangements with its prime broker, and noted that certain trades may be executed through Kovitz Securities only when such trade would result in savings of 20% or more as compared to trades conducted through the prime broker. Based on the foregoing, the Board concluded that other benefits to be received by Kovitz from its relationship with the Fund were not a material factor to consider in approving the Subadvisory Agreement.

Prior to approval, the Board reviewed a memorandum from counsel discussing the legal standards for its consideration of the Kovitz Agreement. The Board also discussed the proposed initial approval of the Kovitz Agreement. Based upon its review, the Board concluded that the overall subadvisory arrangements, as provided in the Kovitz Agreement, were fair and reasonable in light of the services to be performed, expenses to be incurred and other such matters as the Board considered relevant in the exercise of is reasonable judgment, and further that the approval of the Kovitz Agreement was reasonable, fair and in the best interests of the Fund.

C. DESCRIPTION OF THE KOVITZ AGREEMENT

The terms of the Kovitz Agreement are substantially identical to the terms of the Fund's other subadvisory agreements. The Kovitz Agreement will continue in effect for an initial term of two years. Thereafter, the Kovitz Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund, and also, in either event, by a majority of the Independent Trustees.

Under the Kovitz Agreement, Kovitz manages the Fund's assets allocated to it by the Adviser. Subject to the control and supervision of the Board and the Adviser, Kovitz has discretion pursuant to the Kovitz Agreement to purchase and sell securities for its allocated portion of Fund assets in accordance with the Fund's objectives, policies and restrictions. Although Kovitz is subject to general supervision of the Board and the Adviser, these parties do not evaluate the investment merits of specific securities transactions.

The Adviser, not the Fund, pays the fee due to Kovitz as compensation for its services. Under the Kovitz Agreement, the Adviser pays Kovitz an annualized advisory fee equal to 1.00% of that portion of the Fund's assets that the Adviser allocates to Kovitz.

The Kovitz Agreement does not protect Kovitz against any liability to the Adviser or Forum Funds to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the Kovitz Agreement. The Kovitz Agreement will automatically terminate upon its assignment or upon termination of the Fund's investment advisory agreement with the Adviser, and may be terminated without penalty at any time by the Adviser upon sixty days' written notice, by the Board or by vote of a majority of the outstanding voting securities of the Fund. Kovitz may also terminate the Kovitz Agreement without penalty upon sixty days' written notice to Forum Funds.

            V. INFORMATION ABOUT THE FUND'S INVESTMENT SUBADVISERS

The Fund's current investment subadvisers serve as investment subadvisers to the Adviser with respect to the portion of Fund assets allocated to them, pursuant to separate investment subadvisory agreements. Assets are allocated in this manner to provide diversification and to reduce the possible impact of any one investment adviser's sub-par performance on the performance of the Fund. The Adviser currently allocates the assets of the Fund among the following subadvisers: Aronson+Johnson+Ortiz, LP; Bernzott Capital Advisors; Contravisory; Horizon Asset Management, Inc.; Kinetics Asset Management, Inc.; Kovitz; Loomis, Sayles & Company, L.P.; MWAM; Mohican; SSI Investment Management, Inc.; TWIN Capital Management, Inc.; and Yacktman Asset Management Co.

During the last fiscal year, there were no commissions paid by the Fund to any broker that is an affiliate of (1) the Fund; (2) the Fund's investment adviser and subadvisers; (3) the Fund's principal underwriter; or (4) the Fund's administrator.

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

                                             BY ORDER OF THE BOARD OF TRUSTEES,

June 19, 2007                                /s/ Brian D. Eng
                                             ----------------------------------
                                                 Secretary

                                  APPENDIX A

   The following chart is a list of those shareholders who, as of the Record Date, owned of record or beneficially more than 5% of the shares of the Fund.

                                                NUMBER OF
ABSOLUTE STRATEGIES FUND                         SHARES          % OF TOTAL
------------------------                        ---------        ----------
National Financial Services                     6,746,514          29.02
One World Financial Center
200 Liberty Street
New York, NY 10281
Charles Schwab & Co Inc.                        4,948,636          21.29
101 Montgomery St.
San Francisco, CA 94104
SEI Private Trust Co                            1,777,936          7.65
One Freedom Valley Drive
Oaks, PA 19456